UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2009

DEL GLOBAL TECHNOLOGIES CORP.
(Exact name of registrant as specified in its charter)

New York	0-3319	13-1784308
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11550 West King Street, Franklin Park, IL		60131
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 288-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2009, the Board of Directors (the “Board”) of Del Global Technologies Corp. (the “Company”) increased the size of the Board from four to five members.  In connection with the increase in Board size, the members of the Board elected Scott Avila to the Board to serve until the next annual meeting of stockholders and until his successor is duly elected and qualified.

At this time, Mr. Avila is not expected to be appointed to any committees of the Board.  Mr. Avila has not entered into any transactions with the Company since the beginning of the Company’s last fiscal year that are reportable under Item 404(a) of Regulation S-K.  There are no arrangements or understandings under which Mr. Avila was elected to the Board.   Mr. Avila is not currently employed by the Company.

In connection with Mr. Avila’s appointment to the Board, he will receive a one-time grant of options to purchase 25,000 shares of the Company’s common stock, $0.10 par value per share.  These options vest and become exercisable as to 25% of such shares on the date of the option grant, 25% on the first anniversary of the date of the grant and as to an additional 25% of such shares on the second and third anniversaries of the date of the grant, respectively, based on continued service through the applicable vesting date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEL GLOBAL TECHNOLOGIES CORP.
(Registrant)

Date: April 2, 2009	By:	/s/ Mark A. Zorko
Mark A. Zorko Chief Financial Officer